Exhibit 99.2

Skywest Airlines, Inc

Skywest Airlines, Inc second quarter 2010 Financial Results

August 04, 2010 at 11:00 AM Eastern

Bradford Rich

Brad Holt

OPERATOR:

Good morning, and welcome to the SkyWest Second Quarter 2010 Earnings and Acquisition Discussion Call. All participants will be in listen-only mode. (Operator Instructions). After today’s presentation, there will be an opportunity to ask questions. Please note that this event is being recorded. I would like to turn the conference over to Bradford Rich, Executive Vice President and Chief Financial Officer of SkyWest. Please go ahead.

BRADFORD RICH:

I welcome you all to our call today, first of all let me begin by introducing who I have with me today, who would be participating the call. I have Chip Childs, the President and Chief Operating Officer of SkyWest Airlines. I also have Brad Holt with me who is the President and Chief Operating Officer of Atlantic Southeast Airlines as well as Michael Kraupp, our Vice President Finance and Treasurer SkyWest Inc. It is obviously important and a significant day in the history of our company as we not only report Second quarter operational and financial results, but as we enthusiastically announced that we have entered into a definitive merger agreement to acquire Express Jet Holdings Inc. We are obviously anxious to provide more detail about the acquisition, but first of all now before we get into that, I’m going to turn the time Mike Kraupp to read our forward-looking statement.

MICHAEL KRAUPP:

Okay, thank you Brad. In addition to historical information, this release and conference call may contain forward-looking statements. SkyWest may from time-to-time make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events. Words such as expects, intends, believes, anticipates, should, likely and nothing similar expressions identify forward-looking statements. All forward-looking statements included in this release and conference call are made as of the date hereof, and are based on the information available to SkyWest as of such date.

SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary and may vary materially from those anticipated, estimated, projected or expected for a number of reasons.

BRADFORD RICH:

Thank you, Mike. As I said I know, we are probably very anxious to jump into a discussion of the proposed transaction, but first of all we will spend just a few minutes reviewing the result of the second quarter from just a logistical standpoint. I think I have been informed that it would probably be easier if we go through both of the presentations, first of all a review of the financial and operations results for the quarter, then I would give some prepared remarks and walkthrough a PowerPoint presentation on the proposed transaction, and then at the end of both of those we will then open the lines for questions and the participants can feel free to ask questions about either the transactions or the quarterly performance. So having said that if I could focus your attention to the press release on the second quarter of 2010 results. We reported today operating revenues is $6492.8 million for the quarter compared to $698.8 million for the same period last year. We also reported net income of $18.7 million or $0.33 in diluted earnings per share for the quarter compared to $26.2 million of net income or $0.46 in diluted earnings per share for the same period last year.

As we have done in the previous quarters, we - our primary focus when we look at revenue is to look at the revenue on a basis that excludes fuel as well as some of the pass through items particularly our pass though engine overhaul expenses by exclude in those two items that obviously makes the numbers more comparable when you look at operating revenue from that perspective the revenue has actually increased quarter over quarter by 6.4% $561.8 million for this current quarter versus $528.2 million for the same quarter last year.

The quarter over quarter increase on that basis is primarily due to the 4.2% increase in block hours also when you look at our RASM or Revenue for Available Seat Mile production, when you look at it on a non fueled, non engine pass through basis or unit revenues have also increased period over period. And those two items combined, combined account for the increase in our total operating revenues, which we see as a very good trend quarter over quarter.

Our non-fuel cost for ASM you can see from the release that we had a 4.2% decrease, we are certainly aware that some of that decrease is relative to the mix of aircrafts, we obviously have more than 700s and 900s, flying in the system during the second quarter of 2010, and we had in the second quarter of 2009. At the same time we had some significant improvements in some of our employee related areas, the employee productivity is showing a very good improvement, and that contributed to the reduction in non-fuel chasm.

I’m really going to focus specifically on the items that I think were most significant in the quarter. Our balance sheet at the end of June is still in very good shape and as I look at and analyze our balance sheet, I still believe that it is one of the strongest balance sheets in the industry. We ended the quarter with $746.2 million in cash and marketable securities, which is increased from year-end. We had some the addition of four new CRJ 700s in the quarter accounting for a slight increase in our long-term debt, but from an overall standpoint that the balance sheet again from most measures is as good at balance sheet is you are applying certainly in the regional industry and one of the best in the aviation industry.

I’m just looking quickly at the fleet at June 30 2010, the fleet consisted of a total of 452 aircraft, there are 406 regional jets, and I won’t specifically go through the total breakdown, you can get that from the press release, maybe of importance to some of you is that during the quarter from an ASM production 94.6% of the ASMs were in our contract line operations, 5.4% were in prorate operations. From an aircraft standpoint, we had in the quarter just ended 23 CRJ 200s in prorate, 33 EMBs in prorate for a total of 56 aircraft. Previously in the prior two quarters there have been some operating losses, we are pleased to report that in the quarter of prorate line produced $1.9 million operating profit in the quarter which is good strong improvement, which we are pleased to report. I do always want to just remind you and emphasize that, a significant portion of the CRJ 200 in those prorate operations are on short term financing arrangements that give us a tremendous amount of fleet flexibility in that part of our business if it’s needed.

As far as a our ASM production moving forward, we are anticipating about $6.3 billion total ASMs in the third quarter and about $5.7 billion in the fourth quarter that should bring us very close to $23.5 billion for all of 2010, which represents a 6.2% increase year-over-year. Now one item that is probably of all the items, one of the more significant issues in the quarter, we talked a lot about this in our first quarter release and that is the mismatch in the expense of our United CRJ 200 engines. Last quarter, we indicated that we had $8.4 million in expense that was in excess of the revenues collected, we have been disclosing for years just the way that our maintenance expenses versus the reimbursements from our major partner worked in this area. We started to see the reversals in this where actually expenses were exceeding the revenues collected, we saw that in the first quarter and the impact on that in this quarter plus expense was in excess of the amounts collected as revenue and the amount of 13.7 million pre-tax. If you look at the this compared to the first quarter or the second quarter of 09 that represents a $16.4 million pre-tax swing. Again comparing to the second quarter of 2009 when you look at the overall reduction in our pre-tax income period over period, the roughly $10.5 million you can see that this one item, the $16.4 million in this maintenance item accounted for, for more than the whole change in per-tax income period over period.

The $16.4 million again this is a number that we have been, it is actually a number we can schedule, we knew that these reversals were happening, I think in last quarter we told you that we needed plan on more of this and we do for the next several quarters. The $16.4 million in this quarter is a little higher than we thought just to again its purely driven on the timing of engine events, I think for the full year, its still very much intact with what we have planned there are just a little bit of movement in this particular case from third quarter into second quarter. But again the numbers are I mean there is nothing outside of our plan and outside of our expectations on this issue. Now having said that we recognized that it’s a big issue and certainly had material impact on the quarter as we indicated previously we will have this, through the next year or so, that possibly a little more then these numbers will stabilize and then we will get back in a period where the revenues collected will be in excess of the expenses concurred.

I do want to walk you through a few items on our condensed income statements that we put out in the release, I just want to draw your attention to a few of the major variances or work we receive, pretty significant year over year changes, first of all on the operating revenue line, again the difference there are primarily the result of pass through items, our total pass through cost that flows through revenue were down period over period $97.3 million. Now $58 million of that is in contract fuel, at the same time there were 24, there is $24 million in pass through engine overhauls, and these are overhauls that unlike the discussion I just had on the United 200 engines, these are just pass through that do not affect that don’t materially impact our earnings.

Okay, but those that impact from pass through engines is $24 million as a quarter. And that’s offset by increases in our pro-rate revenue which is how you get to a $49 million overall decrease. When you look at on aircraft fuel, again that, that large difference is - is primarily due to just the changes in fuel reimbursements there, and how fuel works and flows through our contract. So nothing — nothing to be of real significance there other than just how fuel flows through and our major partners are buying the fuel. Another item just to draw your attention to I think is on aircraft maintenance, in spite of everything I just said about the $16.4 million increase had impact from non pass through engines we actually see an overall decrease, okay. And that’s due to just the netting effect of pass through engine expanse, which was down $24 million and then we have the increase in non-pass through engines which were up $16.4. That’s how you get to a net change that you see there on the income statement.

We also see in the non in the, excuse me in the other income expense category, a $1.1 million net expense, that expense is related to our TRIP investment, small operational loss, the majority of that is in foreign currency translation. I guess from an overall perspective the results of the quarter, the fundamentals of this operation or both operations are very much intact. We saw a good improvement in the pro-rate flying during the quarter, our unit revenues when you look at it on a non-pass through engine and a non-fuel basis we actually saw very good ransom improvement during the quarter our non-fuel cost per ASM is down 4.2%. The reliability of both Airlines is very solid, very strong. So, generally the fundamentals are very much intact, very strong when you look at the year over year decrease in income it is the timing of the non-pass through engine events, which was an increase of $16.4 million in the quarter, okay. A couple of just - things I always try to draw your attention to, relative to the balance sheet, I know this is not in the release, you can calculate it in your sales but our cash and securities per share at the end of the quarter is 13.34 per share And our book value per share is $24.76.

With that, I will conclude the remarks on the second quarter results and now I would like to have a discussion about the proposed acquisition of ExpressJet holdings. Now those of you that are sitting at that computers, I believe have access to a slide deck, I would like to just spend some time going through the deck, which I think will outline very clearly what the transaction is about and why we are proposing this acquisition. First of all in general as we move to by the introduction slide, as we are getting there, let me just make a couple of overall comments. We have indicated - I have specifically indicated in many previous communications, that growth by acquisition has been something that we have been looking at, just as a normal and ordinary part of our strategic and financial objectives, I have also indicated that we are trying to be very patient and disciplined in the types of opportunities that we pursue. We are looking to pursue to opportunities that fulfill and satisfy both our strategic and financial objectives. And I believe this is an example of a, we are just being thorough and patient and looking for the right opportunity is really being manifest. Now having said all of that then I guess the question that people should be asking is that knowing that there are and have been many opportunities in the market, why are we pursuing ExpressJet and why have we entered into a definitive merger agreement to acquire ExpressJet.

And I hope that we will, or I expect to answer that in the next few slides. First of all why ExpressJet? The first issue is very specifically that the transaction is made possible and is interesting to us because of the quality of the ExpressJet operations and the frontline employees’ dedication to this operation. This is in no way a transaction that is fixer-upper kind of thing from an operational standpoint. This is a highly respected high quality operation that we believe is very consistent with our existing commitment to service quality and excellence at that both Atlantic Southeast Airlines , SkyWest airlines. So what we are looking to do is to find an opportunity where we can combine the strengths of SkyWest Inc which are our balance sheet, our liquidity, our market credibility, bring those strengths to bear with an operation where we can create more value to all of the interested parties those being our major carrier partners to the employees of the combined entities. We think this is an opportunity where we can bring stability, we can position ExpressJet to grow, we have access to capital at competitive rates that will be required to refleet this operation over the next several years. We believe that a full integration into Atlantic Southeast will lead to material and significance expense reduction. Having said that, we again are looking of opportunities that to create that a chief financial and strategic objectives. We do expect this deal will be materially acceded, we are expecting after a period of very specific post merger integration, that the deal has the potential to produce $0.45 to $0.50 of incremental annual EPS, once we arrive at single operating certificate. That is expected to happen 12 to 14 months out from closing, we expect the acquired operations to generate positive cash flow, and I mean these are two very specific things that we, as an entity are focused on, so not only significant EPS production, and generation, but we expect the operation to generate once SOC is achieved, between 35 to 40 million of annual cash flow, free cash flow, that is expected to be closer to $55 million, we expect annual CapEx to be about 20, so that’s how we get to a net annual cash flow after CapEx of around $35 million. We have invested significant time, money, energy into development of a very specific and complete post merger integration plan. We have known and anticipated that from the very beginnings of even considering this transaction that we would need to develop and pursue and implement and execute a very through integration plan. We have engaged all of Oliver Wyman to assist this in the development of that plan, that we have done that at the same time that we have been doing due diligence on the operations. And immediately up on closing we will begin executing that plan. Now, the PMI efforts, the port merger integration efforts are designed to achieve, what we think are realistic, benefits us $60 to $70 million, again that’s once the single operating certificate benefits were achieved.

And I go into the next slide, some of the key elements of the transaction, the purchase price is $675 per share in cash, so no financing is required Express Jet’s cash balance is expected to be around $96 million at closing including the restricted cash that would stay on Express Jet balance sheet. The transaction does require the approval of Express Jet holders, I think it’s significant to note that both Continental and United, have already agreed in consented to the transaction. We have negotiated a new capacity purchase agreement with Continental, which would become effective up on closing of course the transaction is subject to the customary regulatory approvals. As we already - as I think all of you are well aware of the proposed Continental and United transaction, this deal is really is not contingent upon deal, the closed merger of Cal and United. Some people have asked a question already, that, one of our objective must have been to create, divert code diversification, to diversify our, partner base certainly that was an important part of our strategic objective in the beginning, the combination, a proposed combination of United and Continental, we think does nothing, but strengthen this transaction, we will now be aligned with, and be the major provider of regional operations to the two largest airline networks in the world, with two of the strongest carriers in the world. So, we think that does nothing but enhances the value of the transaction. From a post deal structure standpoint express that operations, as I have already mentioned would be fully integrated into Atlantic Southeast. Again, we expect a full integration as we go through all the regulatory process, and just do all of the things required to arrive at single operating certificate, we put 12 to 18 months in here to give us a little room, we are targeting specifically at 12 month integration. That we recognize that other integrations may have taken a bit longer than that, we are expecting to do this as quickly as possible, and we would set the expectations pretty high at 12 to 14 months.

Now the combined Atlantic Southeast Airline and Express Jet business would be headquartered in Atlanta, there are obviously a number of Express Jet functions, which will remain in Houston during the integration period, now the longer term operations in Houston will be assessed during the integration period. ASA intends to continue all of the express jet crew basis and contract flying services for Continental and United, all other service lines in operational centers remain unreviewed.

As far as management, and governance of the company, no changes in SkyWest, current Atlantic Southeast President and COO Brand Holt will continue in that role in the combined Atlantic Southeast Express Jet operations. I think again, the fact that we have Continental support in this transaction is very significant that Continental account for approximately 86% of Express Jet’s current block hours, Continental is not only consented to the ownership change, but as we indicated, we have negotiated a new agreement with Continental that will take effect at closing. The continental contract is really that some of the highlights of the contract, it’s for 206 covered aircraft and a kind of typical six feet contract is for a 10 year term, when I say five years of rate protection, there is a rate reset in the end of June 2015 importantly in the new contract, we not only have term extends but we think the contract positioned just very well in the replacement of the current fleet, and also includes a provision to add 15 growth airplanes during the contract term. What continental gets in return for some of the contract provisions that we have negotiated, they get the stability and the favorable regional pricing and service quality that we believe comes from combining and integrating in the way that we are proposing, the counter party risk, that from a financial standpoint we think it brings a significant increase stability, where brining capital into the equation, access to capital, as I said earlier at competitive pieces, which is a significant strength of SkyWest Inc. which leads to the next point which is we believed we are well positioned to help refleet this operation as it’s necessary and required. A little more of the specifics about Express Jet, we can go through these very quickly, the total fleet that Express Jet includes 244 Embraer regional jets and 5700 in current employees and, I will let you have read through the rest of those. The breakout of the aircraft, I mentioned that, there is a total fleet of 244 aircraft, but I also mentioned 206 of them where in the Continental contract, there are also 32 aircraft currently flying for United, there are six aircrafts that are operating in charter operations.

When you look at the next slide, which just gives a quick snapshot of the room system of current Express Jet, it is a very significant operation in the network, high concentration and the operation providing the majority of the feed into the Continental hubs of Houston, New York and Cleveland, and then more recently I think you all know that they began flying for United Airlines, and are flying in the United hubs of Chicago and Dallas.

From a labor standpoint we are certainly, well aware of the composition of labor at ExpressJet. There are workgroups represented by five different organized units. I think our - my only comment relative to labor, we are certainly expecting and I think are well aware of just some of the transitional type issues in this kind of a transition. Our primary issue here is to recognize the efforts of these workgroups. We recognize that they have been producing a high quality operation that we have a lot of respect for. I think we have a very good track record, a very good workgroup relations of both the SkyWest Airlines and Atlantic Southeast Airlines and our objective is to treat people with dignity and respect across the whole entire employee workgroup. And that will be our objective here and we look forward to working with these groups as we move forward with the integration.

As we move to the next slide just a little bit more information now about the combined entity. I shouldn’t say the combined and the individual entities and then looking at what that totals to as far as a total within the SkyWest Inc. Umbrella. It’s a significant fleet by any measure. SkyWest Airlines will be operating a total of 292 aircraft. Atlantic Southeast Airlines currently has a 160. ExpressJet will bring 244. So the combined Atlantic Southeast ExpressJet integrated operation will be 404 aircraft. The total fleet of airplanes will be 696 aircrafts. We have given you some information there. Now just a quick snapshot of what the combined entity looks like from a diversified fleet and major carrier perspective. These slides are done as a measure of aircraft, the number of aircraft in these operations. Obviously with the proposed merger of Continental and United, you would slide that one together and it would be roughly 64%, 35% and then 2% in other. When you look at the combined network this will now be a network of 696 total aircraft flying approximately 4000 total daily departures, approximately 350 cities served and carrying approximately 50 million annual passengers.

In looking again from what I have said earlier this will be kind of by way of review and just kind of saying, okay what is really the rationale for the acquisition. First of all Continental positioning. We do believe there’s significant value in kind of, I don’t know how to describe that other than the benefits of incumbency within the Continental system. This is a significant operation. We expect to bring some value and be positioned to do fleet replacement. We know that we have to do our part. We have to maintain high quality. We have to maintain a cost structure that’s competitive. We think this gets us position to really create value from the size and breath of the total SkyWest platforms. The financial benefits of the transaction I have already talked about. We anticipate material EPS accretion as well as significant cash flow generation. We think this will enable us again to as I’ve said previously, we only want to grow when we can turn size into value and we think this gives us an excellent opportunity to do that. We also think the transaction creates a very good integration fit with the existing Atlantic Southeast operation.

When you overlay the two systems onto one another, it becomes I think very apparent that from a facility standpoint, from a standpoint of moving people and aircraft through a system there is a very good geographic fit, which will lead to a good operational fit, which should lead to very strong integration and efficiency benefits. From a strategic differentiation perspective again we’re — we’re trying very hard to create a platform and a system here that is positioned to do some industry leading things where we can really turn, size into value. Creating a competitive advantage on going to focus, this is - I recognize a busy slide. There is a lot of information here. We do think there is value in having the largest pool of regional aircraft in the industry that should lead to some natural competitive advantages. Being the largest worldwide customer of both Bombardier and Embraer, we also think that is a significant issue as we look at the overall implications of this transaction and of course as I have indicated previously I do believe we have the strongest balance sheet certainly in the regional industry and very strong relative to all of the transportation relative to our size. I do want to give a little information here relative to timing. I am going to give just a minute here for the slide deck to catch up.

Well let me just - we do have a slide on this. I don’t - I can’t tell if those of you on the call can see the timing slide or not. It looks like it’s coming up right now but first of all as I mentioned earlier we have taken the integration planning on this very seriously. We have been working long and hard on this plan. We, there are the ordinary regulatory approvals as we mentioned that even while we were waiting for approvals and doing the work that required there we will continue our integration planning until closing that closing which is expected to be in the fourth quarter. We will then implement the integration plan. The integration plan will have some immediate benefit in just the some elimination of just some of the duplicative functions, elimination of public company expenses and those types of things which we think will yield some very immediate benefits.

But admittedly, the majority of the integration benefit anticipated in the deal is expected to be at SOC, at the point we arrive at single operating certificate. As you can see from the slide it’s expected to be at the end of 2011. Again we recognize that’s sort of very aggressive timetable but then hopefully we should in the early part of 2012 begin to realize the full annual run rate benefits of this integration but I guess, I just want to be clear that knowing that we have an asset, a pretty high bar for the timing of single operating certificate, I mean, the full operational benefits wont be achieved until we hit SOC. We are targeting 12 months, it maybe 14, it maybe a little longer but I guess I am just emphasizing we are very focused on this. We recognized that’s where the majority of the integration value comes from. So, probably an offset on that.

On this slide I think maybe the key takeaways are when we talk about the total amount of projected savings, I think it’s just worth noting in the last bullet point on this slide that we are talking about, 60 to 70 realistic savings when we are talking about a combined base of operational cost in the $1.3 billion range. So we think what’s been identified here are, very achievable and very realistic opportunity. The financial impacts I think I have covered fairly well at this point. Again just to restate the acquisition should resolve in $0.45 to $0.50 in annual EPS once we arrive at SOC. The ExpressJet, we’ve recognized those of you that have been following ExpressJet results, there have been some losses reported. As I mentioned the timing of our integration planning should yield some immediate benefits that we think will stop those immediate losses. Will be - generate some smaller accretion in the earlier time period and then move to the significant accretion as we move to SOC.

What stays the same at SkyWest? What stays the same will be our commitment and our focus on safety and our commitment to excellence in service, the best balance sheet in the industry. I think you will see as you - as you review and analyze the numbers as you look at the structure of the transaction. This is a transaction that we are perfectly capable of doing without putting any material stress on our balance sheet. That should be obvious, as you have outlined the structure of the transaction. The focus on shareholder value, I hope that, that has become apparent to you as we walk through the transaction. One significant item that I would point out here is that we do remain very focused on our buyback, our common thought repurchase program. We have been in corporate blackout for the last several months as we have been working on this transaction. The good news here is that this is not a - we don’t - we are not in a position where we have to make a decision to do either an aggressive stock buyback program or an acquisition of this type.

We are positioned very well to do both. So we continue to analyze the repurchase opportunities. We analyze the benefits of repurchase compared to the value of these types of transactions and we do that in every case. And I just, I guess would reemphasize we have a little over seven million shares that are authorized to repurchase and we will continue to look at those opportunities. The fact that we are doing this transaction does not hamper or limit or restrict our opportunities there. Having said that I think I will now close the prepared remarks. Again we are delighted to be able to report on these things today. We think it’s a very significant and historical day for our companies. We are excited and pleased to be pursuing this transaction. We compliment and I just express our gratitude to all the people that have worked hard to get us to this point. We look forward to working very closely with the personnel. At ExpressJet as we move forward we appreciate all of their efforts as well as all of the men and women of the SkyWest Inc., SkyWest Airlines and Atlantic Southeast companies today. We would be remiss if we didn’t recognize all of those combined employees for their efforts in creating the service excellence and quality that they have in these operations. With that we will conclude the prepared remarks and we will be happy to take some questions.

OPERATOR:

We will now begin the question and answer session. To ask a question you may press star, then one on your touchtone phone. (Operator Instructions). At this time we will pause momentarily to assemble our roaster. And the first question is from Dwaune Pfennigwerth of Raymond James, please go ahead.

DWAUNE PFENNIGWERTH:	Hi thanks. Good morning.

BRADFORD RICH:	Hi Dwaune.

DWAUNE PFENNIGWERTH:

I wondered if you could provide us some detail with what changed and what was really the catalyst for this acquisition, obviously there’s some history here and you are a patient team. So was it something that you saw a progress they made on the ExpressJet side or was it something related to, terms on the capacity purchase agreement that maybe Continental wasn’t willing to agree to previously.

BRADFORD RICH:

No.  Dwaune, there were some certain factors outside of our control back in 2008 when we also expressed interest in ExpressJet. So I think the deal, I’ll just explain it that there were just some issues out of our control in that particular transaction. We have been anxious and looking forward to a relationship with Continental for a long time. We have watched Express for a long time and when you would combine I guess just some, natural timing kind of evolution with the fact that we continue to have great respect for the operation at ExpressJet itself. We just saw an opportunity here to reengage. We have negotiated what I think is a, very fair contract with Continental and so everything just kind of the timing, the terms and conditions, all of that just kind of came together at this particular time to, to get a transaction that we think will work. So it’s really just that. There were things out of control previously that did not come to bear in this particular transaction.

DWAUNE PFENNIGWERTH:	Okay. Thanks and then on the ten-year term I assume that’s related to the 206 aircraft at Continental. Can you confirm that and then what about contract duration currently on the rest of this week?

BRADFORD RICH:

Okay. So yes you are right. The ten-year term is directly relative to the 206 aircraft and it’s probably worth. I don’t want to complicate or get into too much detail on this call but, Continental does have ownership of or responsibility for as, the owner or the head lessee on this entire fleet of aircrafts. So there are 206 that are in the (unintelligible) to the Continental CPA. Those airplanes obviously have natural terminations that start, kind of go from 2013 generally out through 2020, actually some of them are a little past 2020 and as the airplanes naturally terminate, they will - the Continental has the right to pull down the fleet as airplanes naturally terminate, but we have some very specific replacement rights tied to those airplanes in order to maintain a certain percentage of the flying. So I mean that’s something that we think is a significant benefit and an improvement to what that current ExpressJet had in their contract. As it relates to the rest of the fleet, the 32 airplanes that are flying in the United system certainly this becomes an interesting situation when you now contemplate a merged Continental United operation. So I don’t know exactly how that will affect these airplanes. It guess I am just saying it creates an interesting dynamic.

What we do know is that there are 22 of those airplanes that are in two different tranches of 11 that go out for a couple of years.  There are 10 airplanes that are in short-term that are currently scheduled to expire at the end of December of this year.  There are discussions going on between current ExpressJet management with Tom Hanly and his group relative to an extension with United on those aircrafts.  And as we understand that those discussions are going on and we have left that currently to ExpressJet management and United.  One of the additional benefits that we have in the contract is related to our exposure to those airplanes flying in United and the chartered airplanes.  I mean obviously we will try to keep those airplanes flying as long as we can keep them flying these systems but if those operations terminate we do not have the tail risk on the airplanes.

DWAUNE PFENNIGWERTH:	Okay great. Thanks for the detail.

BRADFORD RICH:	You are welcome.

OPERATOR:	The next question is from Michael Linenberg of Deutsche Bank. Please go ahead.

MICHAEL LINENBERG:	Oh yeah. Hey, good morning guys.

BRADFORD RICH:	Yeah hi Mike.

MICHAEL LINENBERG:

A couple of questions here Brad. I apologize. I am on the roadside, so I don’t have the presentation in front of me and I probably have a slide that runs through this but the $133 million net purchase price, what’s behind that? What does that constitute? I mean is that an enterprise value numbered at cash? I mean I just - need to just walk through that.

BRADFORD RICH:

Mike, it’s actually very simple. It’s just taking the outstanding shares in addition to just the reported outstanding shares. United is holding 2.7 million warrants, then there were shares tied up in, options plans restricted share etc, when you come and take all of those shares or share equivalents and multiply it by the 6.75, that’s how you arrive at 133 million.

MICHAEL LINENBERG:	Okay, so does that include the shares that underlying the rest of the convert as well or not?

BRADFORD RICH:	No, it does not.

MICHAEL LINENBERG:	Okay, and will that be taken out as a part of this transaction?

BRADFORD RICH:	Yes.

MICHAEL LINENBERG:	How much is outstanding?

BRADFORD RICH:	Well, the number is little bit influx, because of...

MICHAEL LINENBERG:	The repurchases, right?

BRADFORD RICH:	Yeah, Exactly, and current ExpressJet management has announced some redemption to the bonds, they may continue to do that through the regulatory approval period here, we are expecting the number to be somewhere in the $35 million range.

MICHAEL LINENBERG:

Okay, so $35, - now,, Brad it’s interesting, because as you indicated the other question with Dwaune, you did make a run at this company back in way, there were issues outside of your control, the purchase price then, or, let’s call it enterprise value, you have a - then versus now, it looks like that this is much more attractive price from your perspective, I mean I get to that fair, what sort of transpired over the past couple of years?

BRADFORD RICH:

Well, very good observation (Mike), timing I guess is some respect with everything, we certainly recognize that. At the same time this is a very different deal than what we were contemplating in 2008. The CPA with Continental is completely different CPA, in this case although we have renegotiated several significant contract terms, that really to me, I mean the contract terms that we renegotiated are around things that really solidify and have the potential to bring long term stability through this operation. There are provisions that relate to the replacement rights, the position as to refleet is required, and again there are provisions that specifically we have to do our part.

MICHAEL LINENBERG:	Yes.

BRADFORD RICH:

The contract sets us up to do that as long as we remain focused, as long as we pay attention to cost and quality we are very well positioned, not only to replace the current fleet, but to grow the fleet to move into additional aircraft types if needed, if scope causes allows those types of things. As it comes to rate, we essentially are walking into ExpressJet’s current rate structure. Okay, that is very different than the transaction we had negotiated previously, and that more than anything else, I think is the driver of the difference in the value.

MICHAEL LINENBERG:

Okay, then just one other point on that, Because Cal effectively has the ownership, right, whether they have the master lease or equity in airplanes, although I think it’s just a complete master lease on the airplanes. Because of that and because your balance sheet is not at risk like, like it typically is with most of your agreements, should we assume that early on, the margins on this type of business, because there’s less risk, will be lower but over time if your balance sheet is put to use in procurement of fleet replacement, different types maybe that margin will move up? How, how should we think about that, because there’s two very risk elements of the contracts there?

BRADFORD RICH:	Michael, exactly how you just described it.

MICHAEL LINENBERG:	Okay, so you had that opportunity.

BRADFORD RICH:	Yes.

MICHAEL LINENBERG:	Okay, and then just lastly turning to something completely different to Southeast Asia we continue to see reports out of, know, I guess Air Mekong, can you just update us on that?

BRADFORD RICH:	I’m going to let certainly - we are not prepared to make a whole lot of comments on it, but Brad Holt has been our kind of our point person on that operation.

MICHAEL LINENBERG:	Okay.

BRADFORD RICH:	And I think it’s appropriate just to make a brief comment.

BRAD HOLT:

Well, all I can really say about Air Mekong situation is that it is progressing as a startup air carrier, and we are providing a lot of technical expertise from Atlantic Southeast airlines side of things, we have some of our best people over there making sure that operation gets on track and gets up compliance. So, it’s progressing just like we had expected that it would and that we are back in then with a lot of technical expertise at this point.

MICHAEL LINENBERG:	Okay, so no capital at this point, no upfront cash?

BRADFORD RICH:	Let me handle that one Michael.

MICHAEL LINENBERG:	Yes sir.

BRADFORD RICH:	So, we are on a little bit a sensitive ground here and I will answer this question and then we better leave it, because...

MICHAEL LINENBERG:	Okay, fair enough.

BRADFORD RICH:

That what we are saying right now are the only public comments that we have made firmly about Air Mekong. We are expecting to invest $7 million, for a 30% at ownership state. Okay, and Brad had just shared it’s going to start up in a region that we think is growing, has significant potential, but it’s an opportunity where the start up meets some aviation expertise...

MICHAEL LINENBERG:	Okay.

BRADFORD RICH:

Okay, that we have, so we are brining a small amount of money, a significant amount of expertise to help them get certificated, to help them get the operation up and running, that we actually do have some of our people on the ground in Vietnam, so that’s probably the extent of that.

MICHAEL LINENBERG:	Okay, very good thanks and it looks that a good amount of excitement I had.

BRADFORD RICH:	Okay.

OPERATOR:	The next question is Helane Becker of Dahlman Rose, please go ahead.

HELANE BECKER:	Thanks operator, hi guys. Just a couple of questions, can I just ask are you providing, Air Mekong, are you providing Air Mekong, are you providing any aircrafts?

BRADFORD RICH:

Yes, SkyWest will be providing the aircraft and then doing a sublease to these - the start up is, what will happen with four CRJ 900s, the airplanes would be SkyWest aircrafts which will then be subleased into Air Mekong.

HELANE BECKER:

Okay, thank you and then on ASA and, I don’t know that extra well affected that, but I think your rate recess with delta is coming up next month, can you just talk about does the exact acquisition effect that at all, or how will you approach that, and has that already been extended out, maybe some clarification there?

BRADFORD RICH:

No, you are right, I mean that rate reset is coming up and as we have indicated previously, we are planning for that, the rate reset is, planned into our current year financials and our budgets, we still have to completely resolved the average rate reset which is being discussed with Delta for quite some time, I think we are making very good progress on both issues to come to some agreement on both the current rate reset as well as to settle the average rate reset, one of the advantages of the ExpressJet deal, we think is that by enlarging the entire Atlantic Southeast platform it hence should have some economic benefit to both of the platforms. So, we certainly anticipate that this will enable us to bring some significant cost efficiencies to the existing Atlantic Southeast airlines platform which will better position us for those new rates.

HELANE BECKER:

Okay, and then can I ask a labor question, I think you point out in one of the slides that ASA has pilots, but I don’t think they have any other labor unions, is that right? So then will be unions have to be voted away, or how will that, I guess Alpha will represent the pilots, right going forward, have you thought about this at all?

BRADFORD RICH:

Yes, we have thought through the whole thing, and at ASA the day we do have a pilot union, flight attendant union and an dispatcher union, those work groups match up very well with the ExpressJet organized labor, and we have thought through all of that, we have talked to all those folks, and are very confident that everybody is onboard to make this whole thing work.

HELANE BECKER:

Great, thank you. And then can I ask one last question? How did you come up with the $6.75 per share price is that related, and it’s kind of Mike’s question - is that related to a percentage of ED or, the total 133, can you just address that part of the question?

BRADFORD RICH:

Yes, I will address it generally, because we have several different value type metrics that we apply to evaluation, in these kind of cases. This one is an interesting one in several respects. I will just say at the end of the day, obviously the way this works, I mean that price is, heavily negotiated price. We had established some limits as to, what share price, would work, and still enable us to achieve our financial return objectives, and so when we look at that, we had to look at the purchase price relative to cash flow generation as well as expected, synergy and integration benefits that could be achieved. And that’s another reason we had to do a very through specific integration plan, at the same time we are doing, diligence and negotiating the ultimate purchase price here or the final purchase price. So it’s a combination of several different evaluation metrics that all had to work for us, and at that particular price they still work.

HELANE BECKER:	Okay, and can you say what your return objectives are?

BRADFORD RICH:

Because it’s a combination of several different metrics Helane and by the way we will look at, we actually look at deals differently, okay depending on, what the balance sheet looks like, who has got the ownership risk, I mean that kind of thing. So, I prefer not to get into that much detail, because it really is transaction to transaction issue.

HELANE BECKER:	Okay, that’s fair, thank you very much Brad.

BRADFORD RICH:	You are welcome.

OPERATOR:	The next question is from Qwame Webb of T Rowe Price, please go ahead.

QWAME WEBB:	Thank you so much for taking my question today, good to hear from you there Brad.

BRADFORD RICH:	Yes hi Qwame.

QWAME WEBB:

The first question I had was on the buyback. So you mentioned that you have been in a blackout period for the last several months here, I believe the current authorization is somewhere in the vicinity of 13% of your shares outstanding to an opportunity to upsize it within the last several months, could you give us an indication of the company’s willingness to repurchase that stock with those authorizations?

BRADFORD RICH:

Yes, I will say that we are very committed to at a minimum buying back enough shares to offset the current dilution from our, existing equity based compensations programs as a minimum. Okay, now, beyond that I want to be a little careful, because, we obviously look at this very carefully and where market conditions certainly could change what I’m about to say, but there is no question that we see value to repurchasing our shares. And we - I don’t know how to answer the question directly and give you a firm, in a way that’s not going to be construed to firm commitment, we are committed to buying back enough to offset current dilution and we look forward to being out of blackout, so we can, continue a more aggressive share repurchase program.

QWAME WEBB:

Should one take the fact that you started off the call by highlighting the book value per share, is get highlighting those things relative to the current share prices, some sort of indication of your interest and your stock here or am I construing those statements incorrect?

BRADFORD RICH:	Small correlation, not meant to be a material issue just for your information in fact.

QWAME WEBB:	Okay.

BRADFORD RICH:	But certainly, but, as you point out, that’s certainly something that we pay very close attention to, and is a factor in our repurchase position.

QWAME WEBB:

Okay, and then with regard to the transaction that was announced today, could you give us a concept of what were the relation, the management labor relations at ExpressJet before this transaction, and could you give us any sort of insight into the discussions you have had with the leadership of the labor groups leading up to this transactions as well?

BRADFORD RICH:	I will Brad Holt address that one.

BRAD HOLT:

That and I think all I can address really is in general, I believe over the years, and I have been watched ExpressJet for a long time now, there has always been very good labor management relations, I think they are overtime with some of the stresses of their system and financial condition maybe been tarnished a little bit, but not significantly, I think overall my impression in discussions with those groups are - they are as dedicated as they have ever been, they are all professionals, it’s a great group, they’ve run a great airline over there, and I really think the match between the two groups is going to be one that’s going to be a force to be reckoned with.

QWAME WEBB:	And with regards to your conversations with labor ahead of this transaction?

BRAD HOLT:	I believe they are full on board to make this thing work, the way we have intended it.

QWAME WEBB:	And then kind of just to round out this discussion, is there any particular commitments to ExpressJet’s corporate aviation business?

BRADFORD RICH:	Not at this point, Qwame, still under review.

QWAME WEBB:	Okay, and then finally you talked about long term EPS accretion, will this transaction being accreted in 2011 and is it more than $0.10 a share accretive or less than $0.10 a share accretive?

BRADFORD RICH:

Okay, so let me answer the general question first. I do expect it to be accretive. It will be relative to the overall numbers we have indicated, obviously it will not be anywhere in that range, whether it’s in the $0.10 range, it might be a little lower, I don’t want to set the expectations too high, that’s probably the worst thing I could do today. I think it will be a little lower than $0.10 as we just get in, get the initial steps in the integration done, but yes, small accretion probably less than $0.10 though in the early periods.

QWAME WEBB:	All right, thanks for your time today.

BRADFORD RICH:	You are welcome.

OPERATOR:	Next question is from Shreyas Gupta of Sando, please go ahead.

SHREYAS GUPTA:

Hi, thank you for taking my question, just a couple of really quick deal related ones, is the assigning of the new long term capacity purchase agreement with content all that a condition to the transaction with ExpressJet?

BRADFORD RICH:	No.

SHREYAS GUPTA:	Right and the Continental consent on the change in control, is that required or just kind of nice to have?

BRADFORD RICH:	According to our understanding and our diligence, it actually was not required, but nice to have.

SHREYAS GUPTA:	Okay. How long will the Department of transportation approval take?

BRADFORD RICH:

I wish we knew, obviously that’s one of the things that, as you put it. So we expect that our filings will be in within three weeks, there are early terminations that we are certainly hoping to get, but you never know if you are going to get back or not, so we are just expecting the whole process including ExpressJet shareholder approval and all of that process, we think that it really will be setup for a fourth quarter close.

SHREYAS GUPTA:	Great and when shall we expect the merger agreement to be filed?

BRADFORD RICH:	That probably today, I think under AK.

SHREYAS GUPTA:	And do you have a reverse termination? Is there a way for you to get out of this transaction?

BRADFORD RICH:	Not - we have a very tight merger agreement.

SHREYAS GUPTA:	Okay, I appreciate your time, thank you for taking the question.

BRADFORD RICH:	You are welcome.

OPERATOR:	The next question is from David Fried of Fried Asset Management, please go ahead.

DAVID FRIED:

Good morning gentlemen. Two questions, one is if you look at the price paid here, first of all I think you addressed it, but let me check. Is there acash coming in, is there 130 million net of the cash that’s coming out of the books of SkyWest?

BRADFORD RICH:

Okay, so there, let me, I’m not quite sure I understand your question but let me just walk through the steps again. The purchase price is $133 million. Their balance sheet has about just under a $100 million of cash that would stay on the balance sheet. We will take existing cash of balance sheet and finish the retirement of the convertible debt.

DAVID FRIED:	Okay.

BRADFORD RICH:	Okay, so...

DAVID FRIED:	So it’s not the cash, okay, got it.

BRADFORD RICH:	Yeah.

DAVID FRIED:

All right, now, so if you are looking at $25 million of profits projected into this $0.45 a share about 20% of an ROI, but couldn’t want to argue that with a discount to a short term cash into both value on the SkyWest books already that you would be better served simply using that to buyback the share.

BRADFORD RICH:

No, as we have done our analysis very specifically the accretion from this deal is significantly better than what it would be in share buyback, but again the question, the, at their rate, what’s the total net cash required to do this deal relative to the pre cash flow generation of the deal. This is, these two issues are even directly related in my mind. This has benefits long-term both strategic and financial that are longer term in nature that position us strategically and competitively. So that’s one issue that we are trying to deal with this transaction. Separate and apart from that we still have, I mean, when you look at the net cash use and the cash flow generation rate, I mean, we still have the same question we have always had independent of this transaction as to whether or not we should be aggressively repurchasing shares. And I’m just trying, I hope, I’m giving you some of our thinking and intention here that we do expect to be more aggressively repurchasing shares. But our analysis is quite different than the one you have just made.

DAVID FRIED:	Okay. And the second question, short of Sherman-esque kind of statement from our practical point of view now. Are you then acquiring for a while?

BRADFORD RICH:	I, well no. I mean, we are looking at opportunities all the time.

DAVID FRIED:	Right. So you wouldn’t — there’s no thought of let’s let this integrate and then we’ll look some more. You’re, you’re — you’d take an opportunity tomorrow if there were a similar one to this?

BRADFORD RICH:

Look, I guess the issue here is we are looking for opportunities and ways to create shareholder value and employee stability all the time. If certainly this one as we plan a complete integration into Atlantic Southeast Airlines. Okay, that is going to consume their management time and efforts and focus. So I mean to bring another acquisition in and integrated into ASA, no we are probably at a standstill here for a while. We need to get our hands around this one, do it properly and thoroughly, okay, but as far as other activity within SkyWest Inc we are certainly capable and prepared from a liquidity and balance sheet standpoint to continue looking for other opportunities.

DAVID FRIED:	Okay, so you can handle this on the SkyWest side.

BRADFORD RICH:

Well absolutely, there are, we are pursuing, aggressively pursuing a number of opportunities on that side. There are other acquisition opportunities, there are organic growth opportunities. And so we are considering other options.

DAVID FRIED:	Is there a goal at the end of the day where the size of the airline is that where you want to go or is it just kind of open ended?

BRADFORD RICH:

I don’t know how to answer that. We are certainly well aware of the fact that this is becoming a very large operation. We don’t, what we are most focused on is our ability and our expertise in flying regional aircraft safely and efficiently and as long as we are paying very close attention to those two things, I mean, the size of the fleet is irrelevant as long as we stay within our ability to operate safely and efficiently and create stability for employees.

DAVID FRIED:	Okay, thank you.

BRADFORD RICH:	So that’s what our focus is.

DAVID FRIED:	Thank you very much.

BRADFORD RICH:	You are welcome.

OPERATOR:	The next question is from Glenn Engel, Bank of America, Merrill Lynch. Please go ahead.

GLENN ENGEL:

Good morning. Question I have is on synergies. I guess what surprises me is that ExpressJet’s operating Embraer fleet Atlantic Southeast for operates the CRJ fleet, and so you would think that it would be harder to get synergies among the two. Can you just talk about where the synergies are really occurring to be that significant?

BRADFORD RICH:

Okay, well first of all look, we would be very hesitant to go out bring all another aircraft type for five or ten or 15 airplanes. We are talking about another fleet type that is 244 aircraft. So that particularly issue is not I mean the difference in fleet type from that standpoint is not that significant. Your implication I think is that there is not, maybe not a lot of commonality between the two aircrafts. The fact of the matter is there is more commonality in components etcetera than most people would assume and we do think there is opportunity but having said that the majority of the integration benefit comes from leveraging buying power. It comes from eliminating redundancies. It comes from just renegotiating current agreement because of size. It comes from redesigning processes and that type of thing. So the amount of synergy and integration benefit we are talking about and we have identified is not, I mean, it doesn’t include a lot of synergy just from in essence combining fleet types. I mean that really isn’t where it’s coming from but there is, and by the way we are objective today is not to set expectations too high on the opportunity here. What we have outlined today are synergies and integration benefits that we are, we have a high degree of confidence that are every achievable.

GLENN ENGEL:

And can I assume from your comments that if you are Continental, your revenue, what you are going to be paying to ExpressJet and now SkyWest isn’t going to be that different just in the next few years. This deal versus the old deal, the difference is that you’re going to be able to cut cost to make money on those contracts, and ExpressJet couldn’t do it on its own?

BRADFORD RICH:	Yeah that is the deal.

GLENN ENGEL:	That’s all I have. Thank you.

BRADFORD RICH:	Thank you.

OPERATOR:	The next question is from Bob McAdoo of Avondale Partners. Please go ahead.

BOB MCADOO:	Yeah all my questions have been answered, thank you. Good deal, it was good.

BRADFORD RICH:	Thanks Bob.

OPERATOR:	The next question is from Kelly Yamanouchi of Atlanta Journal Constitution. Please go ahead.

KELLY YAMANOUCHI:	Hi there. I was just wondering what the impact will be on Atlantic Southeast, particularly in Atlanta and if there will be, job cuts among the existing Atlantic Southeast work force?

BRAD HOLT:

Okay, well, I guess the impact on Atlantic Southeast people, I think is going to be positive as it will be frontline folks had expressed yet. We plan to headquarter the airline in Atlanta in our current facility just like we do today at least and a lot of the detail and stuff will be worked out over the next 90 to a 120 days as far as a number of people and so on. But main headquarters is going to be in Atlanta to run the airline from there.

KELLY YAMANOUCHI:	Will there be a significant increase in the number of employees for Atlantic Southeast in Atlanta then?

BRAD HOLT:	Yes, well I can tell you what significant is or (unintelligible).

KELLY YAMANOUCHI:	Okay, thank you.

OPERATOR:	This does conclude today’s question and answer session. I would like to turn the conference back over to management for any closing remarks.

BRADFORD RICH:

Okay, thank you to all of you. Look, we have been on the phone almost for an hour and half. I greatly appreciate your time. We are sensitive to your time today. It is probably the point where we probably should conclude the call. I greatly appreciate your participation for your interest in the companies. We are very enthusiastic and I feel very good about the potential, about the transaction. We think we are in a position here to create, to bring stability to this operation and to position all of the companies here to grow in the prosper into the future. Again I especially want to tell the employees not only the existing SkyWest companies but the employees of ExpressJet that we appreciate their efforts, we appreciate the cooperation we have had to this point. We look forward to the potential here into the work that we will do together in the future and we appreciate all of your support and with that we will go ahead and conclude. Thank you very much.

OPERATOR:	The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect your lines.